Exhibit 99.1



              WYNN RESORTS, LIMITED ANNOUNCES CLOSING OF PRIVATE
                      OFFERING OF CONVERTIBLE DEBENTURES

LAS VEGAS, NV, July 7, 2003...................................................
Wynn Resorts, Limited (NASDAQ: WYNN) today announced that it has sold $200 million aggregate principal amount of its 6% Convertible Subordinated Debentures due 2015 in a private placement transaction.

The offering was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. Wynn Resorts contributed approximately $35 million of the net proceeds from the offering to a subsidiary, which purchased U.S. government securities to secure the payment of three years of scheduled interest payments as required by the indenture governing the debentures. Wynn Resorts intends to use the remaining net proceeds from the offering to help finance its Macau project and for general corporate purposes. The debentures are convertible into shares of Wynn Resorts' common stock at a conversion price of $23.00 per share, and holders of the debentures are entitled to certain registration rights with respect to the debentures and the common stock issuable upon conversion of the debentures. Holders of the debentures can also require Wynn Resorts to repurchase the debentures upon the occurrence of a change of control.

The securities have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company's future results is included under the caption "Risk Factors" in Item 1 of Wynn Resorts' annual report on Form 10-K for the year ended December 31, 2002.

Contact: Samanta Hegedus
VP Investor Relations
Phone #: 702/733-4520
investorrelations@wynnresorts.com